Exhibit 4.3

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of August     , 2003, is entered into by and among the holders of shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), identified as “Series A Investors” on Schedule A attached hereto, and or those persons who hereafter become parties to this Agreement in accordance with Section 3 (each, an “Investor, and collectively, the “Investors”), with respect to the Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) and common stock, par value $0.01 per share (the “Common Stock”) of Hypertension Diagnostics, Inc., a Minnesota corporation (the “Company”).

RECITALS

WHEREAS, as part of the transactions contemplated by the Securities Purchase Agreement, dated as of August      , 2003 (the “Securities Purchase Agreement”), by and among the Company and the Investors, the Investors are purchasing an aggregate of 588,773 shares of Series A Preferred Stock and 9,363,297 shares of Common Stock;

WHEREAS, the Investors desire to enter into this Agreement for the purpose of governing certain aspects of the Investors’ relationships with each other; and

WHEREAS, it is in the best interests of the Investors that such aspects of their relationships be so governed.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound the parties hereto hereby agree as follows:

AGREEMENT

1.             Voting Agreement.

(a)           Number of Directors.  Whenever the holders of any class of Stock shall be entitled to Vote, each Investor shall Vote all shares of Stock held by such Investor to cause and maintain a board of directors (the “Board”) composed of seven (7) members. For purposes of this Agreement, “Vote” shall mean (i) to cast a ballot, or to otherwise indicate approval or disapproval of any matter at any meeting of holders of Stock and at any adjournment or postponement thereof and (ii) to act by written consent in lieu of any meeting of holders of Stock. “Stock” shall mean shares of Common Stock, preferred stock and any other class of equity securities of the Company and shall include any shares of Common Stock issuable upon exercise, exchange or conversion of securities exercisable or exchangeable for or convertible into shares of Common Stock.  Each share of Common Stock shall count as one share of Stock, each share of preferred stock shall count as a number of shares of Stock equal to the number of shares of Common Stock into which such share of preferred stock is then convertible and each share of any other class of equity securities of the Company constituting Stock shall count as a number of shares of Stock equal to the number of shares of Common Stock into which such share of Stock is then convertible, exchangeable or exercisable, as the case may be.

(b)           Composition of Board.  Whenever the holders of any class of Stock shall be entitled to Vote or will Vote shares of Stock for the election of directors, each Investor shall Vote all shares of Stock held by such Investor to cause and maintain the election to the Board the four (4) directors nominated by Mark N. Schwartz (the “Series A Directors”), one (1) of whom shall be designated by Mr. Schwartz as the Chairman of the Board of the Company.  The initial Series A Directors shall be Mark N. Schwartz, Larry Leitner, Alan Stern and Dr. Steven Gerber.  Mr. Schwartz initially shall be Chairman of the Board.  In addition, each Investor shall Vote all shares of Stock held by such Investor, at the meeting of shareholders at which the Capital Stock Proposal (as hereinafter defined) is first presented, to cause the election of Greg H. Guettler (“Guettler”) to the Board and shall continue to Vote such shares to cause Guettler to remain a member of the Board for the duration of his term. Furthermore, each Investor shall Vote all shares of Stock held by such Investor at such meeting at which Jay N. Cohn (“Cohn”) is nominated to the Board to cause the election of Cohn to the Board and shall continue to Vote such shares to cause Cohn to remain a member of the Board for the duration of his term.  Each Investor shall further Vote all shares of Stock held by such Investor to maintain the presence of Guettler, Cohn and Kenneth W. Brimmer (“Brimmer”) on the Board through the balance existing as of the date hereof of their respective terms.  Notwithstanding the foregoing, the Investors’ obligation to Vote their shares of Stock in favor of Guettler, Brimmer or Cohn as aforesaid shall terminate with respect to such person, if such person is convicted of any felony, any violation of any federal or state securities law, engages in intentional or grossly negligent conduct in the performance of his duties, or breaches his fiduciary duty to the Company as determined by seventy-five percent (75%) of the Board.

(c)           Removal.  Each director designated pursuant to this Section 1 may at any time be removed, with or without cause, by the party or parties that designated such director and shall be replaced by some other person designated by such party or parties.  Additionally, in the event a director resigns or otherwise vacates his or her seat on the Board, the party which designated such director may designate a new person to fill such vacancy.

(d)           Replacement.  If any incumbent director dies, becomes incapacitated from serving on the Board, or retires, resigns or is removed from the Board, each of the parties hereto agrees to vote his, her or its Stock and to take all necessary corporate and other action within his, her or its control to ensure that as soon as reasonably practical and, if necessary to give effect to this Section 1, prior to the next regularly scheduled meeting date of the Company’s shareholders, the number of members of the Board which the Investors have designated at all times corresponds to this Section 1.  Such corporate and other action may include, without limitation, either the removal of one (1) or more incumbent directors or the election of one or more additional directors.

(e)           Increase in Authorized Capital Stock.  Whenever the holders of any class of Stock shall be entitled to Vote or will Vote shares of Stock for the amendment to the Company’s Articles of Incorporation to increase the number of shares of common stock authorized to at least 150,000,000  or such other number as may be sufficient to allow for the reservation for issuance of all shares of Common Stock underlying each outstanding security convertible or exercisable for, or exchangeable into, Common Stock (the “Capital Stock Proposal”), each Investor shall Vote all shares of Stock held by such Investor for the approval of the Capital Stock Proposal.

2.             Termination.  Notwithstanding anything herein to the contrary, this Agreement shall terminate upon the earlier of (i) the date the Investors no longer own any shares of Stock, or (ii) forty-eight (48) months from the date hereof.

3.             Transfers of Stock, Legends.  No Investor shall sell, convey, dispose, transfer or encumber any shares of Series A Preferred Stock or Common Stock unless the transferees thereof agree in writing to be bound by the terms of this Agreement.  Any attempted transfer in violation of this Section 3 shall be void ab initio, and shall be of no force or effect.  All certificates representing any shares of Common Stock and Series A Preferred Stock subject to the provisions of this Agreement shall have endorsed thereon a legend to substantially the following effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO, AND MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH, AN AGREEMENT DATED AS OF AUGUST     , 2003 AMONG THE HOLDER OF THESE SECURITIES AND CERTAIN OTHER HOLDERS OF THE COMPANY’S STOCK, WHICH INCLUDES RESTRICTIONS ON THE VOTING THEREOF, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

4.             Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

5.             Governing Law. This Agreement shall be governed by the laws of the State of California, without reference to conflict of laws principles.

6.             Notices. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been delivered as of actual personal delivery or as of the third business day (excluding Saturdays) after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows (until otherwise changed pursuant to this Section 6):

If to the Investors, to:

See the Exhibits attached hereto for individual information pertaining to each Investor.

with copies to:

Liner Yankelevitz Sunshine & Regenstreif

1100 Glendon Avenue

14th Floor

Los Angeles, California  90024

Attn: Joshua Grode, Esq.

7.             Ownership.  Each of the Investors represents and warrants that (a) such Investor now owns the shares of Stock, as set forth on Schedule B, free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (b) such Investor has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Investor enforceable in accordance with its terms.

8.             Further Action.  If and whenever any of the shares of Stock held by Investors are sold, the selling Investor or the personal representative of such Investor shall do all things and execute and deliver all documents and make all transfers, and cause any transferee of such Investor’s Stock to do all things and execute and deliver all documents, as may be necessary to consummate such sale consistent with this Agreement.

9.             Severability.  In the event that one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

10.           Successors.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, administrators, executors and other legal representatives.

11.           Additional Shares.  In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the Investor’s Stock by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be governed by this Agreement.

12.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement.

13.           Waiver.  No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

14.           Specific Performance.  It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any other party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order.  Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

15.           Attorney’s Fees.  In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

16.           Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement between the parties regarding the matters set forth herein, and supersedes any and all other written or oral agreements existing between the parties hereto, which agreements are expressly canceled.

IN WITNESS WHEREOF, and intending to be bound thereby, the parties hereto have executed this Agreement as of the date first written above.

INVESTORS:

Schedule A

Investors

Schedule B

Stock